November 2016

Free Writing Prospectus pursuant to Rule 433 dated October 28, 2016 / Registration Statement No. 333-198735

STRUCTURED INVESTMENTS — Opportunities in U.S. Equities GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the S&P 500® Index.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after November 21, 2017 up to the coupon payment date on August 20, 2026.

Unless previously redeemed, on each coupon observation date (i) if the index closing value is less than the coupon threshold level (75.00% of the initial index value set on the pricing date), you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value is greater than or equal to the coupon threshold level, you will receive on the applicable coupon payment date a payment of $19.75 for each $1,000 principal amount of your securities.

At maturity, if not previously redeemed, (i) if the final index value on the valuation date is greater than or equal to the coupon threshold level you will receive the principal amount of your securities plus the coupon then due, (ii) if the final index value is less than the coupon threshold level but greater than or equal to the downside threshold level (60.00% of the initial index value), you will not receive a coupon payment but you will receive the principal amount of your securities and (iii) if the final index value is less than the downside threshold level, you will not receive a coupon payment and the payment at maturity will be based on the index performance factor (the quotient of the final index value divided by the initial index value). Investors will not participate in any appreciation of the underlying index.

At maturity, for each $1,000 principal amount of your securities you will receive an amount in cash equal to:

•                  if the final index value is greater than or equal to the coupon threshold level, $1,019.75 ($1,000 plus the final coupon) (you will not participate in any appreciation of the underlying index);

•                  if the final index value is less than the coupon threshold level but greater than or equal to the downside threshold level, $1,000 (you will not receive a coupon); or

•                  if the final index value is less than the downside threshold level, the product of (i) $1,000 times (ii) the index performance factor (you will receive significantly less than the principal amount of your securities).

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no quarterly coupons and losing a significant portion of the principal amount of their securities.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index
Pricing date:	November , 2016 (expected to price on or about November 16, 2016)
Original issue date:	November , 2016 (3 business days after the pricing date)
Coupon observation dates:	as set forth under “Coupon observation dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Valuation date:	the last coupon observation date, expected to be November 16, 2026
Stated maturity date:	expected to be November 19, 2026
Estimated value range:	$900 to $960. See the following page for more information.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	November , 2016	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.90% ($ in total)*	Net proceeds to the issuer:	96.10% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $35.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $4.00 for each security.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this document in the initial sale of the securities. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this document in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $    per $1,000 principal amount, which exceeds the estimated value of your securities as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the pricing date through         .

ADDITIONAL SUMMARY TERMS
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on November 21, 2017 and ending with the coupon payment date expected to occur on August 20, 2026, subject to three business days’ prior notice; No payments will be made after they have been redeemed.

Payment at maturity:

if the final index value is greater than or equal to the coupon threshold level, $1,000 plus the final coupon;

if the final index value is less than the coupon threshold level but greater than or equal to the downside threshold level, $1,000; or

if the final index value is less than the downside threshold level, $1,000 × the index performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 40.00% and could be zero.

Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Coupon threshold level:	75.00% of the initial index value
Downside threshold level:	60.00% of the initial index value
Contingent quarterly coupon:

•          if the index closing value on the applicable coupon observation date is greater than or equal to the coupon threshold level, $19.75 per security; or

•          if the index closing value on the applicable coupon observation date is less than the coupon threshold level, $0.00

Index performance factor:	the final index value / the initial index value
CUSIP / ISIN:	40054KMZ6 / US40054KMZ65
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

Coupon observation dates*	Coupon payment dates**
February 16, 2017	February 22, 2017
May 16, 2017	May 19, 2017
August 16, 2017	August 21, 2017
November 16, 2017	November 21, 2017
February 16, 2018	February 22, 2018
May 16, 2018	May 21, 2018
August 16, 2018	August 21, 2018
November 16, 2018	November 21, 2018
February 19, 2019	February 22, 2019
May 16, 2019	May 21, 2019
August 16, 2019	August 21, 2019
November 18, 2019	November 21, 2019
February 18, 2020	February 21, 2020
May 18, 2020	May 21, 2020
August 17, 2020	August 20, 2020
November 16, 2020	November 19, 2020
February 16, 2021	February 19, 2021
May 17, 2021	May 20, 2021
August 16, 2021	August 19, 2021
November 16, 2021	November 19, 2021
February 16, 2022	February 22, 2022
May 16, 2022	May 19, 2022
August 16, 2022	August 19, 2022
November 16, 2022	November 21, 2022
February 16, 2023	February 22, 2023
May 16, 2023	May 19, 2023
August 16, 2023	August 21, 2023
November 16, 2023	November 21, 2023
February 16, 2024	February 22, 2024
May 16, 2024	May 21, 2024
August 16, 2024	August 21, 2024
November 18, 2024	November 21, 2024
February 18, 2025	February 21, 2025
May 16, 2025	May 21, 2025
August 18, 2025	August 21, 2025
November 17, 2025	November 20, 2025
February 17, 2026	February 20, 2026
May 18, 2026	May 21, 2026
August 17, 2026	August 20, 2026
November 16, 2026 (valuation date)	November 19, 2026 (stated maturity date)

*Subject to postponement for non-index business days and market disruption events

**Subject to postponement as described under “Additional Information About the Securities — Additional Provisions — Postponement of coupon payment dates” on page PS-23 of this document

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 25 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 25 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 25 if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this document as the “offered securities” or the “securities”. Each of the securities has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015 for Medium-Term Notes, Series E and references to the “accompanying general terms supplement no. 25” mean the accompanying general terms supplement no. 25, dated December 22, 2015, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

Investment Summary

The Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 (the “securities”) do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon but only if the index closing value is at or above 75.00% of the initial index value, which we refer to as the coupon threshold level, on the related coupon observation date. If the index closing value is less than the coupon threshold level on any coupon observation date, we will not pay any coupon for the related quarterly period. If the securities are redeemed early, no more contingent quarterly coupon payments will be made. It is possible that the index closing value could remain below the coupon threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during the term of the securities. We refer to these coupons as contingent because there is no guarantee that you will receive a coupon payment on any coupon payment date. Even if the underlying index was to be at or above the coupon threshold level on some quarterly coupon observation dates, the underlying index may fluctuate below the coupon threshold level on others. In addition, if the securities have not been redeemed by us prior to maturity and the final index value is less than 60.00% of the initial index value, which we refer to as the downside threshold level, investors will be fully exposed to the decline in the underlying index on a 1-to-1 basis, and will receive a payment at maturity that is less than 60.00% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlying index.

Maturity:	Approximately 10 years (unless redeemed early)

Contingent quarterly coupon:

•                  If the index closing value on the applicable coupon observation date is greater than or equal to the coupon threshold level, $19.75; or

•                 If the index closing value on the applicable coupon observation date is less than the coupon threshold level, $0.00

Early redemption right:

We have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on November 21, 2017 and ending with the coupon payment date expected to occur on August 20, 2026, subject to three business days’ prior notice

Payment at maturity:

•                  If the final index value is greater than or equal to the coupon threshold level, $1,000 plus the final coupon;

•                  If the final index value is less than the coupon threshold level but greater than or equal to the downside threshold level, $1,000; or

•                  If the final index value is  less than the downside threshold level, $1,000 × the index performance factor

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon but only if the index closing value is at or above the coupon threshold level on the related coupon observation date. The securities have been designed for investors who are willing to accept the risk of receiving few or no coupon payments for the entire term of the securities and losing all or a significant portion of the principal of their securities in exchange for an opportunity to earn a coupon at an above current market rate if the underlying index closes at or above the coupon threshold level on each quarterly coupon observation date until the securities are redeemed by us or reach maturity.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not been redeemed by us) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed by us, the contingent coupon may be payable in none of, or some but not all of, the quarterly periods during the term of the securities and the payment at maturity may be less than 60.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are redeemed prior to maturity

This scenario assumes that we redeemed your securities, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on any coupon payment date on or after November 21, 2017 but prior to maturity. If the securities are redeemed by us, no more contingent quarterly coupon payments will be made.

Scenario 2: the securities are not redeemed prior to maturity and investors receive principal back (and possibly a final coupon) at maturity

This scenario assumes that the securities are not redeemed by us and that the underlying index closes at or above the coupon threshold level on some quarterly coupon observation dates, but closes below the coupon threshold level on the others. Consequently, investors receive the contingent quarterly coupon for the quarterly periods for which the index closing value is at or above the coupon threshold level on the related coupon observation date, but not for the quarterly periods for which the index closing value is below the coupon threshold level on the related coupon observation date. On the valuation date, the underlying index closes at or above the downside threshold level. At maturity, investors will receive the stated principal amount. If the underlying index also closes at or above the coupon threshold level, investors will also receive the contingent quarterly coupon with respect to the final coupon observation date.

Scenario 3: the securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the securities are not redeemed by us and that the underlying index closes at or above the coupon threshold level on some quarterly coupon observation dates, but closes below the coupon threshold level on the others. Consequently, investors receive the contingent quarterly coupon for the quarterly periods for which the index closing value is at or above the coupon threshold level on the related coupon observation date, but not for the quarterly periods for which the index closing value is below the coupon threshold level on the related coupon observation date. On the valuation date, the underlying index closes below the downside threshold level. At maturity, investors will receive an amount equal to the product of the stated principal amount times the index performance factor. Under these circumstances, the payment at maturity will be less than 60.00% of the stated principal amount and could be zero. No coupon will be paid at maturity in this scenario.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each quarterly coupon observation date and (2) the final index value. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

Diagram #1: Contingent Quarterly Coupons

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

Diagram #2: Payment at Maturity if the Securities are Not Redeemed

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Contingent quarterly coupon:	$19.75 per security
Hypothetical initial index value:	2,200.00
Hypothetical coupon threshold level:	1,650.00 (75.00% of the initial index value)
Hypothetical downside threshold level:	1,320.00 (60.00% of the initial index value)

How to determine whether a contingent quarterly coupon is payable with respect to a coupon observation date (if the securities previously have not been redeemed):

Hypothetical Coupon Observation Date	Underlying Index Closing Value	Contingent Quarterly Coupon (per security)
#1	1,800.00 (at or above the coupon threshold level)	$19.75
#2	1,300.00 (below the coupon threshold level)	$0.00
#3	1,000.00 (below the coupon threshold level)	$0.00
#4 - #40	900.00 (below the coupon threshold level)	$0.00

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

On hypothetical coupon observation date #1, the underlying index closes below the initial index value but at or above the coupon threshold level. Therefore, a contingent quarterly coupon is paid on the relevant coupon payment date.

On each of the hypothetical observation dates #2 through #40, the underlying index closes below the coupon threshold level. Therefore, no contingent quarterly coupon is paid on the relevant coupon payment date.

You will not receive a contingent quarterly coupon on any coupon payment date if the index closing value is below the coupon threshold level on the related coupon observation date.

How to calculate the payment at maturity (if the securities previously have not been redeemed):

Example	Underlying Index Closing Value (Final Index Value)	Payment at Maturity (per security)
#1	2,100.00 (at or above the downside threshold level and the coupon threshold level)	$1,019.75 (the stated principal amount + the contingent quarterly coupon with respect to the final coupon observation date)
#2	1,400.00 (below the coupon threshold level but at or above the downside threshold level)	$1,000 (the stated principal amount)
#3	550.00 (below the downside threshold level)	$1,000 × (550.00 / 2,200.00) = $250.00

In example #1, the final index value is at or above the downside threshold level and the coupon threshold level. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent quarterly coupon with respect to the final coupon observation date. Investors will not participate in any appreciation of the underlying index.

In example #2, the final index value is below the coupon threshold level but at or above the downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities but do not receive the contingent quarterly coupon with respect to the final coupon observation date.

In example #3, the final index value is below the downside threshold level. Therefore, investors are exposed to the downside performance of the underlying index at maturity and receive at maturity an amount equal to the stated principal amount times the index performance factor.

If the final index value is below the downside threshold level, you will be exposed to the downside performance of the underlying index at maturity, and your payment at maturity will be less than $600.00 per security and could be zero.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of index closing values that are entirely hypothetical; no one can predict what the index closing value will be on any day throughout the life of your securities, what the final index

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

value will be on the valuation date. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Coupon threshold level	75.00% of the initial index value
Downside threshold level	60.00% of the initial index value
The securities have not been redeemed
Neither a market disruption event nor a non-index business day occurs on any originally scheduled coupon observation date or the originally scheduled valuation date
No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index
Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index value that will serve as the baseline for determining the coupon payable on each coupon payment date, if any, if the securities will be redeemed, the index performance factor and the amount that we will pay on your securities, if any, at maturity. We will not do so until the pricing date. As a result, the actual initial index value may differ substantially from the index closing values prior to the pricing date.

For these reasons, the actual performance of the underlying index over the life of your securities and the actual index closing value on any coupon observation date, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

If the securities are not redeemed, the amount we would deliver for each $1,000 principal amount of your securities on the stated maturity date will depend on the performance of the underlying index on the valuation date, as shown in the table below. The table below assumes that the securities have not been redeemed and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final index value and the assumptions noted above.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

The Securities Have Not Been Redeemed

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity if the Securities Have Not Been Redeemed (as Percentage of Stated Principal Amount)
150.000%	100.000%*
125.000%	100.000%*
110.000%	100.000%*
105.000%	100.000%*
103.000%	100.000%*
101.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
75.000%	100.000%*
65.000%	100.000%
60.000%	100.000%
59.999%	59.999%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the securities have not been redeemed and the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the securities. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity (excluding the final coupon) that we would deliver on your securities would be limited to 100.000% of each $1,000 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final index value over the initial index value.

The payments on a coupon payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this document.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

We cannot predict the actual index closing values of the underlying index on any day, the final index value or what the market value of your securities will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your securities at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the securities will receive on each coupon payment date, the actual amount that a holder will receive at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are redeemed and the actual initial index value, which we will set on the pricing date, and on the actual index closing value on the coupon observation dates and the actual final index values determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your securities, if any, and the cash amount to be paid in respect of your securities on the stated maturity date, if any, may be very different from the information reflected in the examples above.

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 25. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 25. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are suited to your particular circumstances.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Subject to our redemption right, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is less than the downside threshold level, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the index value over the term of the securities. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

You May Not Receive a Coupon on Any Coupon Payment Date

If the index closing value on the related coupon observation date is less than the coupon threshold level, you will not receive a coupon payment on the applicable coupon payment date. If the index closing value is less than the coupon threshold level on every coupon observation date, the overall return you earn on your securities will be zero or less and such return will be less than you would have earned by investing in a security that bears interest at the prevailing market rate.

We Are Able to Redeem Your Securities at Our Option

On each coupon payment date commencing on the coupon payment date expected to occur on November 21, 2017 and ending on the coupon payment date expected to occur on August 20, 2026, we will be permitted to redeem your securities at our option. Furthermore, our option to redeem your securities may adversely affect the value of your securities. It is our sole option whether to redeem your securities prior to maturity and we may or may not exercise this option for any reason. Many factors may influence the likelihood of your securities being redeemed.  In general, we will be more likely to redeem

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the securities when we expect the index closing value to be at or above the coupon threshold level on the next coupon observation date.  On the other hand, we will be less likely to redeem the securities when we expect the index closing value to be below the coupon threshold level on the next coupon observation date, such that you will receive no coupons and/or that you may suffer a significant loss on your initial investment in the securities at maturity. Because of this redemption option, the term of your securities could be anywhere between one and ten years. No further payments will be made on the securities if they are redeemed.

The Coupon Does Not Reflect the Actual Performance of the Underlying Index from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Index

The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the index closing values between the pricing date and any coupon observation date or between two coupon observation dates. You will not participate in any appreciation of the underlying index, and the return on the securities will be limited to the coupons, if any, that are paid with respect to each coupon observation date.  Accordingly, the coupons, if any, on the securities may be less than the return you could earn on another instrument linked to the underlying index that pays coupons based on the performance of either underlying index from the pricing date to any coupon observation date or from coupon observation date to coupon observation date.

The Return on Your Securities May Change Significantly Despite Only a Small Change in the Value of the Underlying Index

If your securities are not redeemed and the final index value is less than the downside threshold level, you will receive less than the stated principal amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a drop of up to 40.00% between the initial index value and the final index value will not result in a loss of principal on the securities, a decrease in the final index value to less than 60.00% of the initial index value will result in a loss of a significant portion of the stated principal amount of the securities despite only a small change in the value of the underlying index.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the value of an underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your securities will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the

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amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•                  the value of the underlying index;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing values of the underlying index;

•                  the dividend rates of the underlying index stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing values of the underlying index;

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•                  interest rates and yield rates in the market;

•                  the time remaining until your securities mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this document.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying index. Changes in the values of the underlying index may not result in a comparable change in the market value of your securities. Even if the value of the underlying index increases above the downside threshold level during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any

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interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying index or underlying index stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment on a coupon payment date or at maturity and the market value of your securities before a coupon payment date or the stated maturity date. The payment on a coupon payment date or at maturity and the market value of your securities could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or

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suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your securities. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment on a coupon payment date or at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing index value on any index business day and the coupon or payment on a coupon payment date or at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 25.

Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this document. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying

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general terms supplement no. 25 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying Index

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC.

As of October 25, 2016, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.53%), Consumer Staples (9.95%), Energy (7.26%), Financials (13.16%), Health Care (14.28%), Industrials (9.58%), Information Technology (21.68%), Materials (2.86%), Real Estate (2.98%), Telecommunication Services (2.45%) and Utilities (3.29%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indexes with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indexes.)

In addition to the criteria for addition to the underlying index set forth in the accompanying general terms supplement no. 25, a company must have a primary listing of its common stock on the NYSE, NYSE Arca, NYSE MKT, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA or Bats EDGX.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 25. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings — S&P 500® Index” on page S-42 of the accompanying general terms supplement no. 25.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving any coupon payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available

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information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered securities. The actual performance of the underlying index over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016 (through October 27, 2016). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2007
Quarter ended March 31	1,459.68	1,374.12	1,420.86
Quarter ended June 30	1,539.18	1,424.55	1,503.35
Quarter ended September 30	1,553.08	1,406.70	1,526.75
Quarter ended December 31	1,565.15	1,407.22	1,468.36
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67
Quarter ended December 31	1,461.40	1,353.33	1,426.19
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ended September 30	1,725.52	1,614.08	1,681.55
Quarter ended December 31	1,848.36	1,655.45	1,848.36
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90

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	High	Low	Period End
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ending December 31 (through October 27, 2016)	2,163.66	2,126.50	2,133.04

The graph below shows the daily historical index closing values from January 1, 2007 through October 27, 2016. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

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Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 25. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 25.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Regular record date:	The scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)
Postponement of maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 25
Postponement of coupon payment dates:	As described under “Supplemental Terms of the Notes — Coupon Payment Dates” on page S-17 of the accompanying general terms supplement no. 25
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value” on page S-33 of the accompanying general terms supplement no. 25
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-32 of the accompanying general terms supplement no. 25
Index business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day” on page S-32 of the accompanying general terms supplement no. 25
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each security for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any contingent quarterly coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the securities, we intend to withhold on contingent quarterly coupon payments made to you at a 30% rate or a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your securities, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time (excluding amounts attributable to any contingent quarterly coupon payment) and your tax basis in your securities. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to FATCA withholding. However, according to published

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the securities made before January 1, 2019.
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-95 of the accompanying general terms supplement no. 25
ERISA:	As described under “Employee Retirement Income Security Act” on page S-103 of the accompanying general terms supplement no. 25
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 25 and “Plan of Distribution — Conflicts of Interest” on page 78 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this document. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $35.00, or 3.50% of the principal amount, for each security they sell. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. GS&Co. will receive an underwriting discount of $4.00, or 0.40% of the principal amount, for each security. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on November     , 2016, which is expected to be the third scheduled business day following the date of this document and of the pricing of the securities.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Securities:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 25 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 25 and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, GS Finance Corp. and The Goldman Sachs

November 2016

GS Finance Corp Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026 Principal at Risk Securities

Group, Inc. will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 25 if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

November 2016

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the S&P 500® Index due November 19, 2026

Principal at Risk Securities

Goldman, Sachs & Co.

November 2016